Exhibit 10.5
MASTER CHANNEL AGREEMENT
          This MASTER CHANNEL AGREEMENT, (this “Agreement”) is entered into on this 21st day of March, 2011 (“Effective Date”) by and among (i) EC America, Inc., a Maryland corporation, and a subsidiary of immixGroup, Inc. (“Parent”), with offices at 8444 Westpark Drive, Suite 200, McLean, VA 22102 (“immix”), (ii) Parent, with offices at 8444 Westpark Drive, Suite 200, McLean, VA 22102, and (iii) Sourcefire, Inc., a Delaware corporation with its principal location at 9770 Patuxent Woods Drive Columbia, Maryland 21046 (“Manufacturer”). Parent shall only be a party to this Agreement for those select provisions as set forth in Section 13.13.
RECITALS
          WHEREAS, immix maintains various contract vehicles and teaming relationships itself and through its affiliates; and
          WHEREAS, immix is a leading reseller of complex information technology hardware, software licenses, maintenance, training and manufacturer-provided implementation services; and
          WHEREAS, Manufacturer desires immix to resell certain Products, Support and Product Services (as defined below) to Authorized Resellers and/or Government Customers (as defined below).
          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Manufacturer and immix agree as follows:
1.	DEFINITIONS
          For purposes of this Agreement, the following terms shall have the meanings set forth below:
          1.1 “Addendum” — means a separate addendum or writing signed by both immix and Manufacturer indicating the responsibilities of each party with respect to a particular contract vehicle.
          1.2 “Affiliates” — means (i) any corporation, partnership, limited liability company or limited liability partnership, (each an “Entity”) in which Parent owns a twenty percent (20%) or greater equity interest; or (ii) any Entity which, directly or indirectly, is in control of, is controlled by or is under common control with Parent, as applicable, after applying the attribution rules of Section 318 of the United States Internal Revenue Code. For the purpose of this definition, control of an Entity shall include the power, directly or indirectly, whether or not exercised: (i) to vote fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the securities or other interests having ordinary voting power for the election of directors or other managing authority of such Entity; or (ii) to direct or cause the direction of the management or policies of such Entity, whether through ownership of voting securities, partnership interest or equity, by contract or otherwise.
          1.3 “Authorized Reseller” — is a third party reseller that Manufacturer has designated in writing to immix (including by electronic mail) to be authorized by Manufacturer with the right to act as a reseller of Products, Support and Product Services to Government Customers.
          1.4 “Commercial Terms” — has the meaning set forth in Section 4.1. Manufacturer may update the Commercial Terms
Master Channel Agreement
Sourcefire, Inc.

with other terms and conditions from time to time without amendment to this Agreement.
          1.5 “Documentation” — any and all user manuals, guides and similar documents relating to the operation of the Products in electronic, print or other format that are created and published by Manufacturer to describe Product performance.
          1.6 “EULA” — Manufacturer’s standard end user license agreement.
          1.7 “Government Customers” — U.S., state, district, county or city governments, international agencies of which the U.S. Government is or becomes a member, North Atlantic Treaty Organizations, U.S. Government-funded Agency for International Development grant projects, foreign governments and entities, and such other entities agreed to by Manufacturer on a pre-approved and case-by-case basis. This definition shall also include Systems Integrators and other entities reselling or relicensing the Products to the U.S., and entities set forth in this section 1.6.
          1.8 “GWACS” — has the meaning set forth in Section 5.1.
          1.9 “License” — has the meaning set forth in Section 4.1.
          1.10 “Order” — any and all delivery, task, purchase or other orders placed by immix for the Products, Support and/or Product Services.
          1.11 “Price” — license fee or sale price to immix.
          1.12 “Products” — any and all items offered by Manufacturer to immix at any time during the term of this Agreement for sale to Authorized Resellers and/or Government Customers, e.g., hardware, appliances, firmware, software, and related updates or upgrades as set forth on Manufacturer’s then-current commercial product list to be separately provided by Manufacturer to immix, which may be revised from time to time by Manufacturer without amendment to this Agreement.
          1.13 “Product Services” — those SKU-based services (regardless of the price) routinely provided by Manufacturer to end users relating to the installation, configuration, testing and tuning of Products including, but not limited to, training and educational services.
          1.14 “Professional Services” — services, other than Product Services, performed on a time and material or fixed priced basis which are provided to an end user pursuant to a statement of work.
          1.15 “Sell” or “sale” — sale, license or sublicense of a Product.
          1.16 “Software” — any and all computer programs licensed for use by Manufacturer in connection with this Agreement regardless of license type or delivery method.
          1.17 “Support” — the technical maintenance and support services that an end user can purchase with respect to its use of purchased Products.
          1.18 “Systems Integrator” — a prime contractor or subcontractor for a Government Customer.
          1.19 “Termination Date” — has the meaning set forth in Section 9.5.
          1.20 “Trademarks” — the trademarks, names, logos and service marks of Manufacturer associated with the Products.
          1.21 “Warranty Period” — has the meaning set forth in Section 3.1.1.
2.	SCOPE; IMMIX OBLIGATIONS
          2.1 During the term of this Agreement, and subject to Section 4.1, Manufacturer grants to immix and its Affiliates and immix accepts the non-exclusive right to market and resell Products, Support and Product Services to Government Customers solely through Authorized Resellers. immix will not: (i)
Master Channel Agreement
Sourcefire, Inc.

assign or delegate its rights or obligations hereunder, in whole or in part, to any third party; (ii) promote, advertise, or market the sale or distribution of the Products, Support or Product Services other than to Government Customers or Authorized Resellers; or (iii) enter into any relationship or agreement with any dealer, original equipment manufacturer (“OEM”), value added reseller (“VAR”), systems integrator, distributor or other third party other than an Authorized Reseller for the purpose of permitting such third party to market and sell any Product, Support or Product Services to any third party. Notwithstanding the foregoing, immix may directly (without the use of an Authorized Reseller) market, resell and distribute Products, Support and Product Services to a Government Customer if approved in advance by Manufacturer, in each instance on a case-by-case basis.
          2.2 Given the nature of Professional Services, the right to resell Professional Services is not contemplated under this Agreement and requires a separate agreement or subcontract agreement between the parties in addition to this Agreement. Manufacturer understands that nothing in this Agreement, any Addendum, or any documentation requested in connection with this Agreement establishes privity of contract between Manufacturer and any Government Customer.
          2.3 Manufacturer shall have the right, either directly or indirectly through other distributors, dealers, OEMs, VARs, systems integrators, distributors and other third parties, to promote, advertise, market, sell and distribute the Products, Support and Product Services to Government Customers and other end users and customers.
          2.4 Manufacturer shall also have the right in its sole discretion to: (i) change, add to or delete any Product, Support and/or Product Services from its product list at any time by providing immix at least thirty (30) days prior notice; or (ii) change or terminate the level or type of Support made available to Government Customers; provided, however, that such changes, additions, deletions or terminations (collectively, “Changes”) shall not apply to any Orders submitted by an immix customer prior to immix’s receipt of written notice from Manufacturer specifying such Changes.
          2.5 immix agrees that it will: (i) designate one (1) employee to act as its primary contact for the purposes of communicating with Manufacturer and who shall be authorized to act on behalf of immix within the scope of this Agreement; (ii) ensure that immix’s employees who are directly engaged in the sale of the Products, Support and Product Services complete all of Manufacturer’s reasonably required sales and technical certification training; (iii) within fifteen (15) days following the end of each calendar month while the Agreement is in effect, provide Manufacturer a written point-of-sale (POS) report that includes the information set forth in subparts (i)-(iv) of Section 5.2 for all transactions that occurred in such month; (iv) not conduct business in a manner that reflects unfavorably on the Products, Support and Product Services and the good name, good will and reputation of Manufacturer and not engage in deceptive, misleading or unethical practices that are detrimental to the Products or Manufacturer; and (vi) make reference to Manufacturer and the Products, Support and Product Services on immix’s website (in a form to be agreed in advance with Manufacturer) unless and until otherwise instructed by Manufacturer, and provide and maintain a link from immix’s website to Manufacturer’s website until instructed by Manufacturer to remove such link.
          2.6 Parent guarantees the performance of immix’s obligation under this Agreement (and all Fee Schedules) to make payment to Manufacturer for any amounts which are due and owing by immix to Manufacturer pursuant to this Agreement provided that: (i) immix has not paid such amounts within the period of time required
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by this Agreement, notwithstanding that Manufacturer has previously (a) provided immix with a notice of such failure to pay the amounts due and (b) afforded immix the requisite period of time to cure such failure; (ii) there is no good faith dispute with regard to such amounts owed by immix; and (iii) Manufacturer has provided written notice to Parent of such failure of immix to make payment of the amounts due (“Notice of Failure to Pay”). Pursuant to the immediately preceding sentence, Parent shall, within thirty (30) days of its receipt of the Notice of Failure to Pay, pay Manufacturer the amount which immix has failed to pay to Manufacturer.
          2.7 immix agrees to use commercially reasonable efforts to keep Manufacturer’s Products, Support and Product Services listed on any GSA Schedule Contract held by immix or any Affiliates thereof, provided that Manufacturer provides immix with all information reasonably necessary to keep such listing current.
3.	WARRANTIES AND REPRESENTATIONS; INDEMNITY
          3.1 Manufacturer represents and warrants to immix the following:
               3.1.1 The Products are warranted as stated in the Commercial Terms (“Warranty Period”).
               3.1.2 The Products will perform substantially in accordance with the Documentation.
               3.1.3 Manufacturer is the owner of the Products or otherwise has the right to convey to immix the rights granted under this Agreement and to perform its other obligations hereunder, and that, to the best of Manufacturer’s knowledge, no part of the Products violates or infringes upon any common law or statutory rights of any person or entity, including, but not limited to, rights relating to copyrights, patents, trademarks, contractual rights or trade secret rights.
          3.2 EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THE PRECEDING SECTIONS 3.1.1, 3.1.2 and 3.1.3 MANUFACTURER MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCT, SUPPORT OR PRODUCT SERVICES PROVIDED HEREUNDER AND HEREBY EXPRESSLY EXCLUDES ALL OTHER WARRANTIES, CONDITIONS, ALL OTHER TERMS OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES, CONDITIONS, ALL OTHER TERMS OR WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS (INCLUDING ANY PRODUCT RELEASE OR MAINTENANCE RELEASE).
          3.3 In the case of any alleged breach of Sections 3.1.1, 3.1.2 or 3.1.3 by Manufacturer, and in the case of any third party allegation that any part of the Products infringes upon or constitutes wrongful use of any U.S. copyrights, patents, trademarks, trade secret or other proprietary rights, Manufacturer shall, at its expense, indemnify, defend, save and hold harmless immix from and against any damages, losses, costs and claims based upon such allegation (each a, “Claim”). Manufacturer’s obligations under this Section 3.3 are contingent upon (i) immix promptly giving Manufacturer written notice of the Claim, (ii) immix providing, at Manufacturer’s expense, all reasonable assistance to defend against the Claim, and (iii) Manufacturer being given the exclusive right to control the defense and settlement of the Claim with counsel of its own choosing.
          3.4 In no event will Manufacturer be liable for any indemnification obligations, liabilities, expenses, losses or damages of immix or any third party resulting
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from (i) any modifications to the Product or any components thereof other than by Manufacturer, (ii) immix’s sale or distribution of a Product after Manufacturer notifies immix to discontinue sale and distribution of such Product, (iii) the combination of Products with a non-Manufacturer application, product, data or business process, (iv) distribution or sale of a Product in a manner prohibited under this Agreement, or (v) damages attributable to a non-Manufacturer application, product, data or business process.
          3.5 If any Product available for distribution to Government Customers or sale to Authorized Resellers are, or in Manufacturer’s opinion is likely to be, enjoined due to the type of Claim specified in Section 3.3 then Manufacturer may, at its sole option and expense but without obligation to do so: (i) procure for immix the right to continue to distribute such Product under the terms of this Agreement; (ii) replace the Product with a functional equivalent; (iii) modify the Product so that they become non-infringing; or (iv) immediately remove such Product from its product list in which event immix shall no longer have any right to market, distribute or place Orders for such Products.
          3.6 The provisions of this Section 3 set forth Manufacturer’s sole and exclusive obligations, and immix’s sole and exclusive remedies, with respect to indemnification for infringement or misappropriation of intellectual property rights of any kind.
4.	LICENSE GRANTS
          4.1 Subject to the terms and conditions of this Agreement, during the term of this Agreement Manufacturer hereby grants to immix and its Affiliates a non-exclusive, non-transferable license to: (i) market, resell and distribute copies of the object code of the Software to Authorized Resellers for resale to Government Customers (“License”) pursuant to the EULA, a copy of which will be separately provided by Manufacturer to immix, (ii) market and resell Support to Authorized Resellers for resale to Government Customers pursuant to Manufacturer’s standard terms and conditions for Support, a copy of which will be separately provided by Manufacturer to immix, and (iii) market and resell Product Services to Authorized Resellers for resale to Government Customers pursuant to Manufacturer’s standard terms and conditions for Product Services, a copy of which will be separately provided by Manufacturer to immix (collectively the EULA, the terms and conditions for Support, and the terms and conditions for Product Services, the “Commercial Terms”) to the extent such terms and conditions do not conflict with federal law. Notwithstanding the foregoing, immix may directly (without the use of an Authorized Reseller) market, resell and distribute Products, Support and Product Services to a Government Customer if approved in advance by Manufacturer, in each instance on a case-by-case basis. All rights not granted herein are reserved by Manufacturer.
          4.2 Manufacturer, and its licensors, as applicable, retain title to and ownership of the Software and Documentation, including all associated intellectual property and other proprietary rights therein and in the Products. No title to or ownership of the Software or Documentation, or any intellectual property rights therein or in the Products, is transferred to immix or any Affiliate or any Authorized Reseller or any Government Customer pursuant to this Agreement.
          4.3 The Products, Support and Product Services are provided to Government Customers subject to the Commercial Terms. immix will require that Products, Support and Product Services be provided to Government Customers under the Commercial Terms to the extent such terms and conditions do not conflict with federal law and accommodate the Restricted Rights required of Commercial Computer Software (F.A.R. 52.227-19).
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          4.4 Manufacturer grants immix a limited, non-exclusive and non-transferable right during the term of this Agreement to use the Trademarks in order to promote the sale of Products, Support and Product Services by Authorized Resellers to Government Customers. immix’s use of the Trademarks shall at all times be in accordance with Manufacturer’s then-current trademark usage guidelines. immix shall not use any other trademark, logo or service mark confusingly similar to the Trademarks without the prior written consent of Manufacturer. immix acknowledges and agrees that the use of any Trademark shall not create any right, title or interest in or to the use of the Trademark, and that all such use and goodwill associated therewith shall inure solely to the benefit of Manufacturer.
5.	ORDER PROCEDURE; SHIPMENT
          5.1 Unless stated otherwise in an Addendum to this Agreement for specific programs or Government Wide Acquisition Contracts (“GWACs”) and in such cases only for the opportunity or contract vehicle referenced in the Addendum, there shall be no minimum quantity for Orders, nor shall there be a minimum or required Product mix. There shall be no initial stocking order required. Authorized Resellers must also comply with Manufacturer’s standard policies and procedures for its commercial channel program in order to be eligible to effect sales pursuant to GWACs.
          5.2 immix shall provide Manufacturer with an Order for all Products, Support and Product Services to be resold to each Government Customer. All Orders submitted by immix will be in writing and sent to Manufacturer at the address set forth above or sent electronically in the manner specified by Manufacturer. By submitting an Order to Manufacturer, immix represents and warrants to Manufacturer that the Government Customer identified in the Order is a bona fide purchaser and that the Authorized Reseller has an agreement with such Government to sell Products, Support and/or Product Services to such Government Customer. Each Order submitted by immix must include the following information: (i) the quantity and/or type of the Products, Support and Product Services to be resold to the Government Customer and the requested delivery date; (ii) the Authorized Reseller that the Government Customer is purchasing the Products, Support and/or Product Services from and all contact information of Authorized Reseller including but not limited to, the primary contact, mailing address, phone number and e-mail address; (iii) the discount provided by immix to Authorized Reseller; and (iv) all contact information of the Government Customer including but not limited to, shipping address, phone number and e-mail address. If requested by Manufacturer, immix shall submit orders for purchases via Manufacturer’s on-line ordering platform such as Salesforce.com or other similar customer relationship management (CRM) tool.
          5.3 An Order will not bind Manufacturer until Manufacturer accepts it in writing (including by e-mail) or ships the Products or performs the Support or Product Services, as applicable. If Manufacturer’s inventory of Products is inadequate to meet the then-current demand, Manufacturer reserves the right to allocate available Products among its customers, distributors and resellers in such a manner as Manufacturer, in its sole discretion, deems equitable, without liability to immix, Authorized Resellers or Government Customers’ provided, however this sentence shall not apply to Defense Priorities and Allocations System (“DPAS”) rated orders and such DPAS rated orders shall be fulfilled by Manufacturer in accordance with their DPAS related terms provided that the Order submitted by immix related thereto expressly states that it is a DPAS order and Manufacturer accepts such Order.
          5.4 Unless the parties separately agree in writing, the terms and
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conditions of this Agreement shall apply to each Order. immix’s Orders will be governed exclusively by the terms and conditions of this Agreement and any conflicting terms or conditions contained in any such Order will not in any way modify or add any additional terms or conditions, even if Manufacturer accepts or acknowledges such a Order.
          5.5 Manufacturer reserves the right to cancel any Order, or to refuse or delay shipment thereof, if immix (i) fails to make any payment as provided herein or under such other terms of payment as the parties may agree upon in writing, except for disputed items as provided in Section 7.4 herein, (ii) fails to meet reasonable credit or financial requirements established by Manufacturer, or (iii) otherwise fails to comply with the terms and conditions of this Agreement.
          5.6 Unless otherwise agreed to by Manufacturer, Manufacturer shall be responsible for delivering the Products either to the Government Customer or the Authorized Reseller for subsequent delivery to the Government Customer, in each instance, to the address set forth in the applicable Order. Manufacturer will not deliver any Products to immix or an Authorized Reseller unless a Government Customer is identified in the Order. Except as otherwise agreed to in writing by Manufacturer, Manufacturer shall be responsible for providing Support and Product Services directly to Government Customers. Products will be shipped F.O.B. from Manufacturer’s designated facility to the location specified in the applicable Order by a nationally recognized carrier appointed by Manufacturer or such other reputable carrier requested by immix and consented to by Manufacturer, such consent not to be unreasonably withheld. Subject to Manufacturer’s rights as set forth in this Agreement, title, except to the extent the Products contain or consist of intellectual property rights of Manufacturer and its licensors, and risk of loss will pass to Government Customer upon delivery of the ordered Products to Manufacturer’s designated carrier.
          5.7 Manufacturer shall provide immix written notice (which can be done be electronic mail) of shipping. Such notice shall reference immix’s Order number and include the following information: date of shipment, Government Customer name, Government Customer ship-to address, items and quantities shipped, shipping method, carrier and tracking number.
          5.8 Manufacturer will use commercially reasonable efforts to deliver the Products at the times specified in the Order, provided, however, Manufacturer will not be liable to immix, Authorized Resellers or Government Customers for any delay in the delivery of the Products. Manufacturer must be provided with written notice within fifteen (15) days of delivery if an appliance or hardware is damaged when delivered and needs to be returned. Any such damaged appliance or hardware must be returned to Manufacturer, at Manufacturer’s expense, in accordance with the reasonable instructions provided by Manufacturer. If such notice is not delivered to Manufacturer in such 15-day period, Manufacturer shall have no obligation to provide an Government Customer with a replacement appliance or hardware.
          5.9 immix acknowledges and agrees that the Products, including the structure, organization and design of the hardware, firmware and software included as part of the Products constitute proprietary and valuable trade secrets (and other moral rights and intellectual property rights) of Manufacturer and its licensors. immix will not attempt to: (i) modify, translate, reverse engineer (except to the limited extent permitted by law), decompile, disassemble or create derivative works based on the Products or the accompanying documentation; (ii) except as expressly provided herein, sublicense, rent or lease any rights in the Products or accompanying documentation in any form to any person; or (iii) remove any proprietary notice, labels, or marks on the Products or their containers or packaging.
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6.	UPGRADES; DISCONTINUED PRODUCTS; DEFECTIVE PRODUCTS
          6.1 Manufacturer shall notify immix within a commercially reasonable period of time of any release of a new Product and update the Product list as necessary.
          6.2 Manufacturer shall notify immix within a commercially reasonable period of time of the discontinuation of any Product from its product list. For purposes of this Section 6.2, a discontinuation of a Product shall take place at such time as Manufacturer’s management makes the corporate decision that an existing Product will no longer be sold or licensed. In such event, Manufacturer will update the Product list as necessary.
          6.3 Subject to Section 6.4, immix may return to Manufacturer at Manufacturer’s expense, and Manufacturer shall accept, any defective Product units returned by Government Customers within the terms of Manufacturer’s warranty. Any such return need not be accompanied by an Order.
          6.4 With respect to all Products returned to Manufacturer in accordance with Section 6.3: (i) immix agrees to comply with Manufacturer’s reasonable policies concerning return authorization procedures, including, if necessary, obtaining a return authorization number from Manufacturer’s shipping department prior to returning the Product, and (ii) Manufacturer agrees to use commercially reasonable efforts to promptly approve and effectuate any such Product returns.
7.	COMPENSATION; PRICE AND PAYMENT
          7.1 immix will pay Manufacturer for each Order submitted and accepted by Manufacturer. The immix compensation, payment terms and invoicing procedures will be set forth in the separately executed Fee Schedule to be agreed upon by the parties.
          7.2 immix will pay all shipping charges associated with each Order. Manufacturer is responsible for airfare, lodging and related travel expenses incurred as a result of travel requested and pre-approved by Manufacturer in writing. Manufacturer is not charged for mileage within a 50-mile radius of Washington, D.C.
          7.3 Manufacturer understands that immix sells primarily within the public sector market and that certain unique circumstances exist when serving Government Customers that must accommodate public policy and the requirements associated with spending public funds. As such the Parties agree as follows:
               7.3.1 immix’s price for the Products, Support and Product Services shall be stated in a quote from Manufacturer or as part of a standing pricing schedule associated with a specific contract vehicle (such as the GSA Multiple Award Schedule).
               7.3.2 If Manufacturer provides a quote to immix for a specific sales opportunity, such quote shall be honored by Manufacturer for a minimum of sixty (60) days from the date such quote is received by immix.
               7.3.3 Where one of immix’s contract numbers is referenced it is understood and agreed that any transaction pursuant to such reference whether in the form of a quote, Order or invoice shall be considered as a transaction under the referenced contract.
               7.3.4 Unless provided for through a written Addendum hereto or expressly agreed to as part of a written quote from immix, this Agreement does not authorize Manufacturer or Manufacturer’s agents, resellers, VARs, OEMs, System
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Integrators, or partners of any type to issue quotes, against any of immix’s or its Affiliates government contracts. Manufacturer shall, at its expense, indemnify, defend, save and hold harmless immix from and against any loss (including lost margin), cost, damage or expense of any kind resulting from any failure by Manufacturer or its employees to act in accordance with this Section 7.3.4.
               7.3.5 Pursuant to 31 U.S.C. 3324, the Government Customer may be unable to make payments in advance for services such as maintenance and/or training despite Manufacturer’s standard commercial practice. immix will make every effort to honor Manufacturer’s standard commercial payment practice but where the Government Customer requires invoicing and payment for Services in arrears, immix will issue or re-issue its Order to Manufacturer and will make payment in arrears to Manufacturer in accordance with the schedule mandated by Government Customer.
          7.4 In the event that immix disputes in good faith the Price, condition, shipment or other material element concerning any Product, Support or Product Service and so informs Manufacturer in writing, such dispute shall not be sufficient cause for Manufacturer to delay, cancel or refuse existing or new Orders. Additionally, immix may suspend payment for any such disputed items for a reasonable time during which the parties shall use prompt and reasonable efforts to settle the dispute.
          7.5 immix agrees that during the term of this Agreement and for one (1) year thereafter Manufacturer or its designee (if one shall be mutually agreed upon in writing by Manufacturer and immix) shall have the right (after immix’s receipt from Manufacturer of five business days advance written notice and subject to any contractual obligations of immix or its affiliates, e.g., nondisclosure or confidentiality obligations) and other reasonable limitations, not more than once in any twelve month period, to conduct an on-site audit of immix’s books and records directly related to sale of Products, Support and Product Services. These audits will be conducted during regular business hours and shall be at Manufacturer’s expense, and Manufacturer will make reasonable efforts to minimize interference with immix’s regular business activities. Alternatively, Manufacturer may request that immix complete a self-audit questionnaire in a form provided by Manufacturer. If an audit reveals that immix has not paid for all Orders, then Manufacturer shall provide such evidence of non-payment to immix. If immix agrees that such evidence adequately supports Manufacturer’s claim of non-payment, immix shall immediately thereafter pay for such unpaid amounts.
8.	EXPORT CONTROL
          8.1 immix acknowledges that Products, including technical data, are subject to the United States export control laws. immix shall be responsible for compliance with such applicable export laws and will obtain any required export licenses and other permissions for Products ordered pursuant to this Agreement upon notice from Manufacturer that such export license or permission is required. Without limitation of the foregoing, immix will not export or re-export directly or indirectly (including via remote access) any part of the Product(s) and/or technical data to any country listed on the State Department’s list of State Sponsors of Terrorism.
          8.2 immix shall not export and/or re-export Product(s), including technical data, to individuals or companies listed on the U.S. Department of Commerce’s Denied Persons List or the Entity List, on the U.S Department of Treasury’s Specially Designated Nationals Lists, or any other list of parties proscribed by the U.S. Government.
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          8.3 immix shall not export and/or re-export Products and technical data, if it knows or has reason to know that the end-user is engaged in the design, development and use of nuclear, chemical and biological, and/or missile technology activities.
          8.4 Manufacturer shall reasonably assist immix by providing necessary information and supporting documentation to immix, on immix’s written request, for the purpose of obtaining any export license or other permissions required for the export of a Product permitted by this Section.
          8.5 immix shall, at its expense, indemnify, defend, save and hold harmless Manufacturer from and against any loss, cost, damage or expense of any kind resulting from or any third-party claim alleging any failure by immix, its employees or agents to act in accordance with this section.
9.	TERM AND TERMINATION
          9.1 This Agreement shall commence on the Effective Date and shall continue for thirty six (36) calendar months. This Agreement shall be automatically renewed thereafter on a month-to-month basis unless either party gives one hundred fifty (150) days’ notice to the other party of termination, or unless this Agreement is otherwise terminated in accordance with Section 9.
          9.2 This Agreement may be terminated, with or without cause, by either party upon one hundred fifty (150) calendar days’ written notice to the other party.
          9.3 This Agreement may be terminated by either party for cause at any time, without limiting any party’s other rights or remedies:
               9.3.1 upon written notice identifying with specificity the cause if the non-terminating party commits a material breach of this Agreement, and such breach continues unremedied for a period of more than thirty (30) calendar days after receipt by the other party of written notice thereof; or
               9.3.2 without the obligation to give thirty (30) days’ written notice if the non-terminating party: (i) has a receiver appointed for itself or its property; (ii) makes an assignment for the benefit of its creditors; (iii) has any proceedings commenced by, for or against it under any bankruptcy, insolvency or debtor’s relief law seeking a reorganization of such party’s debts and such proceedings are not dismissed within ninety (90) days of their commencement; or (iv) is liquidated or dissolved.
               9.3.3 In the event of termination for cause, Manufacturer agrees to assist immix by providing any information that immix reasonably requests to satisfy a Government Customer.
          9.4 Neither party to this Agreement shall be liable to the other by reason of termination of this Agreement at law or equity for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary. No termination of this Agreement shall release either party from its obligation to pay the other party any amounts which accrued prior to such termination or which shall accrue after such termination.
          9.5 In the event either party terminates this Agreement, Manufacturer shall honor all Orders placed prior to the date on which any termination becomes effective (the “Termination Date”), including the License, if applicable, to any Government Customer which became effective prior to the Termination Date.
          9.6 Upon any expiration or termination of this Agreement for any reason: (i)
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immix will pay Manufacturer for all unpaid Orders placed under this Agreement; (ii) immix will discontinue all use of Trademarks; (iii) each party will remove the other party’s logos, trademarks and service marks from its website and disable all links on its own website to the other party’s website; and (iv) unless otherwise required by applicable law, each party will promptly destroy or return the other party’s confidential information in its possession or control and provide the other party with a written certification, signed by one of its officers, certifying to the return or destruction of such confidential information.
10.	LIMITATION OF LIABILITY
          10.1 EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A BREACH OF SECTION 7.3.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION OR PROCUREMENT OF SUBSTITUTE SOFTWARE OR SERVICES WHETHER FORSEEABLE OR NOT AND EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.
          10.2 LIMITATION OF DIRECT DAMAGES. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, OR A BREACH OF SECTIONS 7.3.4 OR 13.3, IN NO EVENT WILL IMMIX’S LIABILITY TO MANUFACTURER EXCEED THE “NET MARGIN” EARNED BY IMMIX FROM ITS SALE TO GOVERNMENT CUSTOMERS AND AUTHORIZED RESELLERS OF MANUFACTURER’S PRODUCTS, SUPPORT AND PRODUCT SERVICES IN CONNECTION WITH THIS AGREEMENT AND IN NO EVENT WILL MANUFACTURER’S LIABILITY TO IMMIX EXCEED THE AMOUNT RECEIVED BY MANUFACTURER FROM IMMIX IN ACCORDANCE WITH THIS AGREEMENT (“PAID AMOUNT”). As used in this Section 10.2, “Net Margin” shall mean the aggregate amount calculated by subtracting the Paid Amount from the revenue received by immix from its sale to Government Customers and Authorized Resellers of Manufacturer’s Products, Support and Product Services in connection with this Agreement.
11.	CHOICE OF LAW; DISPUTES
          11.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regards to the conflicts of law principles thereof. Any and all claims, controversies or disputes arising out of or in connection with this Agreement shall be resolved in accordance with this Section. Virginia law shall apply unless the issue relates to federal procurement regulations or statutes and in such case federal procurement law as interpreted by the United States Boards of Contract Appeals and the United States Court of Federal Claims shall apply.
          11.2 The parties consent to the exclusive jurisdiction of the state and federal courts located in Fairfax County, Virginia, for any such action, suit or proceeding. Both parties’ obligations under this Section survive termination or expiration of this Agreement. The prevailing party in any action shall be entitled to recover its costs and attorneys’ fees.
12.	MANUFACTURER COMPLIANCE WITH LAW
          12.1 In the performance of this Agreement, Manufacturer and immix shall comply with the requirements of all applicable laws, ordinances, and regulations of the United States of America and any state, country, or other governmental entity. Manufacturer shall comply with the following Federal Acquisition
Master Channel Agreement
Sourcefire, Inc.

Regulation (F.A.R.) clauses, which are hereby incorporated by reference, with the same force and effect as if they were set forth expressly herein: F.A.R. 52.219-8 Utilization of Small Business Concerns; F.A.R. 52.222-26 Equal Opportunity; F.A.R. 52.222-35 Equal Opportunity for Special Disabled Veterans; F.A.R. 52.222-36 Affirmative Action for Workers with Disabilities; F.A.R. 52.247-64 Preference for Privately Owned U.S. Flag Commercial Vessels; F.A.R. 52.222-41 Services Contract Act; 52.222-50 Combating Trafficking in Persons; F.A.R. 52.225-5 Trade Agreements; F.A.R. 52.209—5 Certification Regarding Responsibility Matters; F.A.R. 52.244—6 Subcontracts for Commercial Items.
          12.2 Each party certifies on behalf of itself and its parent that it shall not use unethical practices, or in cases of dealing with the government, violate 31 U.S.C. 1352 (concerning payments to influence federal transactions) or the Procurement Integrity Act (Subsection 27(a) of the Federal Procurement Policy Act, (42 U.S.C. 423) as amended by Section 814 of Public Law (101-189) to obtain information or to secure business for itself or others.
          12.3 Any breach of the laws or clauses set forth in this Section 12 is a material breach. In addition, in the case of any alleged or actual breach of Section 12 by either party, the breaching party shall, at its expense, indemnify, defend, save and hold harmless the non-breaching party from and against any loss, cost, damages or reasonable expenses finally awarded and arising from a claim of such alleged or actual breach. The breaching party’s obligations under this Section 12.3 are contingent upon (i) the non-breaching party promptly giving the breaching party written notice of the alleged or actual breach, (ii) the non-breaching party providing, at the breaching party’s expense, all reasonable assistance to defend against the claim, and (iii) the breaching party being given the exclusive right to control the defense and settlement of the claim with counsel of its own choosing.
13.	MISCELLANEOUS
          13.1 Assignment and Subcontracting. immix may not assign this Agreement (including any Addendum hereto) or any of its rights or delegate any obligations hereunder (including, without limitation, rights and duties of performance) to any of its Affiliates without the prior consent of Manufacturer, such consent not to be unreasonably withheld, conditioned or delayed. Neither party may assign this Agreement or any of its rights or delegate any obligations hereunder (including without limitation rights and duties of performance) to any other third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that either party may assign this Agreement without the consent of the other party as part of: (i) any transfer of 50% or more of its outstanding voting capital stock; or (ii) any transfer of all or substantially all of the assets of such party in a single transaction. Any attempted assignment in violation of this Section will be null and void. This Agreement shall be binding upon the parties and inure to the benefit of the parties’ successors and permitted assigns
          13.2 Relationship of Parties. Manufacturer and immix perform this Agreement as independent contractors. Each party has the sole obligations to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as may otherwise be agreed upon in writing by the parties. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between Manufacturer and immix. Neither party shall act or attempt to act or represent itself, directly or by implications, as an agent of the other or its affiliates or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, the other party or its affiliates.
Master Channel Agreement
Sourcefire, Inc.

          13.3 Confidentiality. Each party agrees not to use any confidential information of the other party (whether oral or written) except in performance of this Agreement and not to disclose such information to third parties (other than, as determined by the receiving party in good faith, those persons with a genuine “need to know” and who agree to similarly limit the use and disclosure of the information, such as attorneys and accountants). “Confidential information” shall mean all information clearly identified as such by the disclosing party or such other information which should be reasonably understood under the circumstances to be confidential given the nature of the information. With respect to both parties hereto, for the purposes hereof, confidential information shall not include any information that: (1) is now or becomes in the public domain through no breach of this Agreement; (2) is in the possession of the receiving party as of the date of execution hereof; (3) is independently learned by the receiving party from a third party without breach of this Agreement; (4) is required by law or order of a court (in which case the other party shall be promptly notified before disclosure), administrative agency or other governmental body to be disclosed by the receiving party; or (5) is disclosed by the receiving party more than three years after that party’s receipt of such information.
          Either party shall have the right in its good faith discretion to make such public press releases, announcements or other communications as it reasonably believes are necessary to comply with applicable federal and state securities or other laws and the regulations promulgated by the National Association of Securities Dealers (“NASD”) and/or appropriate securities exchanges, as the case may be, but only to the extent of not divulging any confidential information of the other party. immix acknowledges and agrees that Manufacturer may, without having to obtain the prior consent of immix and without having to provide immix with prior notice, file this Agreement with the U.S. Securities and Exchange Commission and with all applicable securities exchanges and regulator agencies if required to do so by law.
          13.4 Non-Solicitation. During the term of this Agreement, and for a period of six (6) months after termination of this Agreement neither party shall solicit for employment any employee of the other party, provided, however, the foregoing covenant will not apply to employees who independently respond to general pubic solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such employees.
          13.5 Notices. All notices, directives, request or other written communications required or permitted to be given or sent by this Agreement, shall be deemed given if mailed first class, postage paid or sent by facsimile, and if addressed as follows:
Manufacturer:
Sourcefire, Inc.
9770 Patuxent Woods Drive
Columbia, MD 21046
Attn: General Counsel
Phone: 800-917-4134
Fax: 410-290-0024
immix:
8444 Westpark Drive
Suite 200
McLean, VA 22102
Attn: Scott Needleman
Phone: 703-752-0631Fax: 703-752-0613
Either party may, by a notice given in accordance with the foregoing, change its address or designated recipient for notices. Any notice given as aforesaid shall be deemed to have been received on the date of the overnight mail receipt, on the date imprinted by the facsimile machine, or five business days after deposit in the mail (first class, postage paid), whichever is applicable, unless the addressee party is able to establish conclusively that such notice was not
Master Channel Agreement
Sourcefire, Inc.

received by it. Notwithstanding the foregoing, the parties may separately agree to exchange Orders via electronic mail and other means of communication.
          13.6 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or board of competent jurisdiction to be invalid, illegal or unenforceable for any reason, the remainder of the provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion(s) eliminated, and such term, provision, covenant or condition shall be amended to achieve as nearly as possible the same economic effect as the original term, provision, covenant or condition.
          13.7 Entire Agreement. This Agreement, including any separately executed Fee Schedules, constitute the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations and agreements with respect to the subject matter hereof. This Agreement shall not be varied by any oral agreements or representations or otherwise except by an instrument in writing duly executed by authorized representatives of the parties. In the event the terms contained within an Addendum vary or conflict with the terms stated in the Agreement above, the terms and conditions contained in the Addendum shall control for all Orders placed under the referenced opportunity or GWAC subsequent to the date of the Addendum. The Section and paragraph headings herein are for convenience only and shall not limit in any way the scope of any provisions of this Agreement.
          13.8 Nonwaiver of Rights. The failure of either party to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies shall not be construed as a waiver of its right to assert any of the same or to rely on any such terms and conditions at any time thereafter.
          13.9 Force Majeure. Neither Manufacturer nor immix shall be deemed in default if its performance of obligations hereunder (other than payments of amounts due) is delayed or becomes impossible or impractical by reason of any act of God, war, fire, earthquake, strike, epidemic, or any other cause beyond such party’s reasonable control.
          13.10 Counterparts. This Agreement may be executed in two or more counterparts which may be provided by electronic mail in PDF format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          13.11 Survival. The terms and conditions set forth in Sections 3, 10, 11 and 13 shall survive any termination of this Agreement for any reason whatsoever.
          13.12 Prior Agreement. Parent and Manufacturer agree that following execution of this Agreement that all orders outstanding as of the Effective Date under that certain Government Reseller Agreement, dated October 8, 2002, as amended, by and between Manufacturer and immixTechnology, Inc., a wholly-owned subsidiary of Parent (the “Prior Agreement”), shall be honored and processed in accordance with the terms of the Prior Agreement. Once such outstanding orders have been fulfilled, Parent shall cause immixTechnology, Inc. to enter into an agreement with Manufacturer to terminate the Prior Agreement.
          13.13 Parent’s Obligations. Parent is only a party to this Agreement with respect to Section 2.6 and Section 13.12, and not with respect to any other terms or conditions of this Agreement, all of which other terms and conditions hereof are of no force or effect with regard to Parent.
[Signature Page Follows]
Master Channel Agreement
Sourcefire, Inc.

          IN WITNESS WHEREOF, each of Manufacturer, Parent and immix has caused this Master Channel Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.

Sourcefire, Inc. (“Manufacturer”)
By:	/s/ Todd P. Headley
Print Name: Todd P. Headley
	Title:	Chief Financial Officer

EC America, Inc. (“immix”)
By:	/s/ Skip Liesegang
Skip Liesegang
	Title:	Vice President

immixGroup, Inc. (“Parent”)
By:	/s/ Scott Needleman
Print Name: Scott Needleman
	Title:	Vice President